HomeTrust Bancshares, Inc. Announces Financial Results for the Third Quarter of Fiscal 2022 and Quarterly Dividend

ASHEVILLE, N.C., April 27, 2022 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income for the third quarter of fiscal 2022 and approval of its quarterly dividend.
For the quarter ended March 31, 2022 compared to the corresponding quarter in the previous year:
•net income was $8.0 million, compared to $7.9 million;
•diluted earnings per share ("EPS") was $0.51, compared to $0.48;
•annualized return on assets ("ROA") was 0.92%, compared to 0.84%;
•annualized return on equity ("ROE") was 8.15%, compared to 7.78%;
•provision for credit losses was a net benefit of $45,000, compared to a net benefit of $4.1 million;
•noninterest income was $8.9 million compared to $10.7 million;
•prepayment penalty on the early retirement of borrowings was $0 compared to $3.7 million;
•419,931 shares of Company common stock were repurchased during the quarter at an average price of $30.76 per share;
•net commercial loan growth, excluding U.S. Small Business Administration's ("SBA") Paycheck Protection Program ("PPP") loans, was $29.8 million, or 6.0% annualized compared to $42.7 million, or 9.7% annualized, in the prior year; and
•quarterly cash dividends continued at $0.09 per share, totaling $1.4 million.
For the nine months ended March 31, 2022 compared to the previous year:
•net income was $29.6 million, compared to $23.1 million;
•diluted earnings per share ("EPS") was $1.84, compared to $1.40;
•annualized return on assets ("ROA") was 1.12%, compared to 0.83%;
•annualized return on equity ("ROE") was 9.91%, compared to 7.64%;
•provision for credit losses was a net benefit of $4.0 million, compared to a net benefit of $6.2 million;
•noninterest income was $29.5 million compared to $28.7 million;
•prepayment penalty on the early retirement of borrowings was $0 compared to $3.7 million;
•1,095,763 shares of Company common stock were repurchased during the nine months at an average price of $29.50 per share; and
•net commercial loan growth, excluding PPP loans, was $108.7 million, or 7.5% annualized compared to $31.7 million, or 2.4% annualized in the prior year.
The Company also announced today that its Board of Directors declared a quarterly cash dividend of $0.09 per common share payable on June 2, 2022 to shareholders of record as of the close of business on May 19, 2022.
“The Company was able to maintain it’s positive momentum this past quarter,” said Dana Stonestreet, Chairman and Chief Executive Officer. “Our commercial loan portfolio had another strong quarter of net growth, primarily within the construction and development and equipment finance portfolios. As expected, upward movement in interest rates resulted in a decline in both the volume of residential mortgage sales and the value of our investment portfolio; however, due to the short-term duration of our investments, our tangible book value per share actually increased even after repurchasing $12.9 million of shares during the quarter. The Company is well-positioned to benefit from an increase in yield on our loan and investment portfolios going forward.”
Comparison of Results of Operations for the Three Months Ended March 31, 2022 and 2021
Net interest income increased by $1.3 million, or 5.2%, to $27.0 million for the quarter ended March 31, 2022, compared to $25.7 million for the comparative quarter in fiscal 2021. Interest and dividend income decreased by $1.1 million, or 3.8%, primarily driven by lower average balances on interest-earning assets combined with lower loan yields. This decrease was offset by a $2.5 million, or 68.2% decrease in interest expense. Average interest-earning assets decreased $225.4 million, or 6.4%, to $3.3 billion for the quarter ended March 31, 2022. The main drivers of the change were decreases of $179.4 million, or 34.3%, in the average balance of commercial paper and deposits in other banks and $42.0 million, or 27.3%, in debt securities available for sale as the Company used excess liquidity to reduce borrowings, which declined by $431.5 million, or 92.8%, when compared to the prior period. Net interest margin (on a fully taxable-equivalent basis) for the three months ended March 31, 2022 increased to 3.39% from 3.02% for the same period a year ago as all higher rate long-term borrowings were repaid during the quarter ended June 30, 2021.
Total interest and dividend income decreased $1.1 million, or 3.8%, for the quarter ended March 31, 2022 as compared to the same quarter last year, which was primarily a result of a $1.0 million, or 3.7%, decrease in loan interest income. The lower loan interest income was driven by a decline in the average yield on loans of 17 basis points, from 4.08% to 3.91%. Loan interest income for the quarter included the amortization of $265,000 of PPP loan origination fees, a decline of $349,000 when compared to the $614,000 recognized in the prior period. The overall average yield on interest-earning assets increased 10 basis points to 3.54% for the current quarter compared to 3.44% in the same quarter last year primarily due to the change in the mix of interest-earning assets.
Total interest expense decreased $2.5 million, or 68.2%, for the quarter ended March 31, 2022 compared to the same period last year. The decrease was driven by a $1.6 million, or 99.8%, decrease in interest expense on borrowings as discussed above and a $845,000, or 42.3%, decrease in interest expense on deposits. The average balance of total deposits increased by $228.1 million, or 8.1%, with noninterest-bearing deposits and interest-bearing deposits increasing $161.7 million and $66.4 million, respectively. The increase in interest-bearing deposits was driven by a $113.5 million, or 12.5% increase in money market accounts, partially offset by a $74.9 million, or 14.5%, decrease in certificates of deposit. As stated above, average borrowings for the quarter ended March 31, 2022 decreased $431.5 million, or 92.8%, along with a 137 basis point decrease in the average cost of borrowings compared to the same period last year. The decrease in the average cost of borrowings was primarily driven by the early retirement of long-term borrowings reducing the average balance and partially driven by a shift to short-term borrowings at lower rates. The overall average cost of funds decreased 34 basis points to 0.20% for the current quarter compared to 0.54% in the same quarter last year.
Noninterest income decreased $1.7 million, or 16.2%, to $8.9 million for the quarter ended March 31, 2022 from $10.7 million for the same period in the previous year. This change was primarily due to a $1.9 million, or 39.2%, decrease in gain on sale of loans, partially offset by a $229,000, or 16.0%, increase in operating lease income. The decrease in gain on sale of loans was driven by decreases in loan principal sold across all portfolios. During the quarter ended March 31, 2022, $53.4 million of residential mortgage loans originated for sale were sold with gains of $1.3 million compared to $106.5 million sold and gains of $2.7 million in the corresponding period in the prior year. There were $16.5 million of sales of the guaranteed portion of SBA commercial loans with gains of $1.5 million in the current quarter compared to $20.2 million sold and gains of $1.8 million for the same period last year. The Company sold $25.0 million of home equity lines of credit (HELOC) during the quarter for a gain of $156,000 compared to $43.8 million sold and gains of $301,000 in the corresponding period last year.
Noninterest expense decreased $4.7 million, or 15.4%, for the quarter ended March 31, 2022 as compared to the same period last year, which was primarily a result of a decrease of $3.7 million in prepayment penalties on long-term borrowings, and a $1.1 million, or 6.7%, decrease in salaries and benefits expense due to branch closures and lower mortgage banking incentive pay in the period.
For the quarter ended March 31, 2022, the Company's income tax expense increased $114,000, or 5.4%, to $2.2 million from $2.1 million primarily as a result of higher taxable income. The effective tax rates for the quarters ended March 31, 2022 and 2021 were 21.6% and 21.0%, respectively.
Comparison of Results of Operations for the Nine Months Ended March 31, 2022 and 2021
Net interest income increased by $4.6 million, or 5.9%, to $81.9 million for the nine months ended March 31, 2022, compared to the same period last year. Interest and dividend income decreased by $3.9 million, or 4.4%, primarily driven by lower average balances on interest-earning assets. This decrease was offset by a $8.5 million, or 67.7%, decrease in interest expense. Average interest-earning assets decreased $184.0 million, or 5.3%, to $3.3 billion for the nine months ended March 31, 2022. The biggest reason for the change was a decrease of $143.2 million, or 31.5%, in commercial paper and deposits in other banks, as the Company used excess liquidity to reduce borrowings, where the average balance declined from $471.7 million to $48.9 million. Net interest margin (on a fully taxable-equivalent basis) for the nine months ended March 31, 2022 increased to 3.38% from 3.02% for the same period a year ago as all higher rate long-term borrowings were repaid during the quarter ended June 30, 2021.
Total interest and dividend income decreased $3.9 million, or 4.4%, for the nine months ended March 31, 2022 as compared to the same period last year, which was primarily a result of a $3.1 million, or 3.7%, decrease in loan interest income and a $744,000, or 35.3%, decrease in interest income on commercial paper and deposits in other banks. The lower interest income in each category was driven by the combined effect of a decrease in average balances, as discussed above, and a decline in average loan yields which decreased 13 basis points to 3.90%, and average yields on debt securities available for sale which decreased 13 basis points to 1.42%. Loan interest income for the nine months included the amortization of $975,000 of PPP loan origination fees, a decline of $381,000 when compared to the $1.4 million recognized in the prior period. The overall average yield on interest-earning assets increased three basis points to 3.54% for the nine months compared to 3.51% in the same period last year as a result of a shift to higher yielding assets.
Total interest expense decreased $8.5 million, or 67.7%, for the nine months ended March 31, 2022 compared to the same period last year. The decrease was driven by a $5.0 million, or 99.1%, decrease in interest expense on borrowings as discussed above and a $3.6 million, or 47.0%, decrease in interest expense on deposits. The average balance of total deposits increased by $257.5 million, or 9.3%, with noninterest-bearing deposits and interest-bearing deposits increasing $197.5 million and $60.0 million, respectively. The increase in interest-bearing deposits was driven by a $142.4 million, or 16.6%, increase in money market accounts and $46.4 million, or 7.8%, increase in interest-bearing checking accounts, partially offset by a $146.9 million, or 24.7%, decrease in certificates of deposit. As stated above average borrowings for the nine months ended March 31, 2022 decreased $422.8 million, or 89.6%, along with a 129 basis point decrease in the average cost of borrowings compared to the same period last year. The increase in average deposits (interest and noninterest-bearing) was due to successful deposit gathering campaigns and the effect of government stimulus in prior periods. The decrease in the average cost of borrowings was primarily driven by the early retirement of long-term borrowings reducing the average balance and partially driven by a shift to short-term borrowings at lower rates. The overall average cost of funds decreased 39 basis points to 0.23% for the nine months compared to 0.62% in the same period last year.
Noninterest income increased $819,000, or 2.9%, to $29.5 million for the nine months ended March 31, 2022 from $28.7 million for the same period in the previous year. This change was due to an $857,000, or 51.0%, increase in loan income and fees, an $813,000, or 19.8% increase in operating lease income, a $394,000, or 5.9% increase in service charges and fees on deposit accounts, partially offset by a $1.0 million, or 8.4%, decrease in gain on sale of loans. The increase in loan income and fees was primarily a result of $924,000 in additional loan servicing fees as a result of bringing the Company's SBA loan servicing process in-house, which began July 1, 2021. The increase in operating lease income was primarily driven by increases in loan originations and higher outstanding lease balances during the period, while the increase in service charges on deposit accounts was the result of a $234,000 increase in interchange income driven by higher debit card usage. During the nine months ended March 31, 2022, $204.1 million of residential mortgage loans originated for sale were sold with gains of $5.6 million compared to $297.2 million sold and gains of $7.7 million in the corresponding period in the prior year. There were $43.5 million of sales of the guaranteed portion of SBA commercial loans with gains of $4.5 million in the nine months compared to $44.6 million sold and gains of $3.7 million for the same period last year. The Company sold $97.2 million of HELOCs during the nine months ended March 31, 2022 for a gain of $581,000 compared to $85.9 million sold and gains of $559,000 in the corresponding period last year. Lastly, $11.5 million of indirect auto finance loans were sold out of the held for investment portfolio during the current period for a gain of $205,000. No such sales occurred in the same period in the prior year.
Noninterest expense decreased $5.2 million, or 6.3%, for the nine months ended March 31, 2022 as compared to the same period last year, which was primarily a result of a decrease of $3.7 million in prepayment penalties on borrowings, a $1.8 million, or 3.9%, decrease in salaries and benefits expense due to branch closures and lower mortgage banking incentive pay in the period, and a reduction of core deposit amortization expense of $397,000, or 65.6%, partially offset by an increase of $1.1 million, or 117.2%, in marketing and advertising expense driven by reduced media advertising in prior periods as a result of the pandemic as well as current year advertising for newly opened locations.
For the nine months ended March 31, 2022, the Company's income tax expense increased $1.9 million, or 31.2%, to $8.0 million from $6.1 million primarily as a result of higher taxable income. The effective tax rates for the nine months ended March 31, 2022 and 2021 were 21.4% and 21.0%, respectively.
Balance Sheet Review
Total assets and liabilities increased by $17.1 million and $18.5 million to $3.5 billion and $3.1 billion, respectively, at March 31, 2022 as compared to June 30, 2021. Deposits increased by $103.6 million, or 3.5%, which were used to continue paying down borrowings during the period. In addition, excess liquidity from a $50.1 million, or 32.0%, decrease in debt securities available for sale, a $33.7 million, or 1.2%, decrease in loans receivable, a $12.0 million, or 29.9%, decrease in certificates of deposits in other banks, and a $8.3 million, or 8.8%, decrease in loans held for sale was invested in commercial paper which increased by $123.3 million, or 65.0%, during the period.
The decrease in loans was driven by PPP forgiveness of $43.9 million and a $98.5 million, or 12.9%, decrease in retail consumer loans primarily within the one-to-four family loans and indirect auto loan portfolios. This decrease was partially offset by a $108.7 million, or 5.7%, increase in commercial loans (excluding PPP loans) as the Company continues its focus on the growth of the commercial loan segment.
Stockholders' equity decreased $1.4 million, or 0.4%, to $395.1 million at March 31, 2022 as compared to June 30, 2021. Activity within stockholders' equity included $29.6 million in net income, $6.7 million in stock-based compensation expense and option exercises, stock repurchases of $32.3 million, and $4.1 million in cash dividends declared. As of March 31, 2022, the Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements.
Asset Quality
The allowance for credit losses on loans was $31.0 million, or 1.15%, of total loans at March 31, 2022 compared to $35.5 million, or 1.30%, of total loans at June 30, 2021. The overall decrease was driven by lower expected credit losses estimated by management based on an improving economic outlook.
The provision for credit losses was a net benefit of $4.0 million for the nine months ended March 31, 2022, compared to a net benefit of $6.2 million for the corresponding period in fiscal year 2021. Net loan charge-offs totaled $19,000 for the nine months ended March 31, 2022, compared to $452,000 for the same period last year. Net charge-offs as a percentage of average loans were 0.00% for the nine months ended March 31, 2022 compared to 0.02% for the corresponding period last year.
Nonperforming assets decreased by $7.0 million, or 54.6%, to $5.8 million, or 0.16%, of total assets at March 31, 2022 compared to $12.8 million, or 0.36% of total assets at June 30, 2021. The significant decrease from June 30, 2021 was primarily a result of the payoff of two commercial real estate loan relationships totaling $5.1 million during the nine month period. Nonperforming assets included $5.8 million in nonaccruing loans and no REO at March 31, 2022, compared to $12.6 million and $188,000 in nonaccruing loans and REO, respectively, at June 30, 2021. Nonperforming loans to total loans was 0.22% at March 31, 2022 and 0.46% at June 30, 2021.

As of March 31, 2022, the Company had no loans with full principal and interest payment deferrals related to COVID-19 which had been granted prior to January 1, 2022, compared to $107,000 at June 30, 2021. All loans placed on full payment deferral during the pandemic have come out of deferral and borrowers are either making regular loan payments or interest-only payments. As of March 31, 2022, the Company had $9.6 million in commercial loan deferrals on interest-only payments compared to $78.9 million at June 30, 2021.
The ratio of classified assets to total assets decreased to 0.61% at March 31, 2022 from 0.76% at June 30, 2021. Classified assets decreased $5.0 million, or 18.5%, to $21.7 million at March 31, 2022 compared to $26.7 million at June 30, 2021 primarily due to the payoff of two commercial real estate loan relationships discussed above.
About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for the Bank. As of March 31, 2022, the Company had assets of $3.5 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking with over 30 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and Raleigh/Cary), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley).
Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause the Company's actual results to differ materially from those described in the forward-looking statements include: the effect of the COVID-19 pandemic, including on the Company's credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on the Company's website at www.htb.com and on the SEC's website at www.sec.gov. These risks could cause the Company's actual results for fiscal 2022 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, the Company and could negatively affect its operating and stock performance. Any of the forward-looking statements that the Company makes in this press release or the documents they file with or furnish to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions they might make, because of the factors described above or because of other factors that they cannot foresee. The Company does not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

WEBSITE: WWW.HTB.COM
Contact:
Dana L. Stonestreet – Chairman and Chief Executive Officer
C. Hunter Westbrook – President and Chief Operating Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
828-259-3939

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021(1)	March 31, 2021
Assets
Cash	$19,783	$20,586	$22,431	$22,312	$24,621
Interest-bearing deposits	32,267	14,240	20,142	28,678	139,474
Cash and cash equivalents	52,050	34,826	42,573	50,990	164,095
Commercial paper	312,918	254,157	196,652	189,596	238,445
Certificates of deposit in other banks	28,125	34,002	35,495	40,122	42,015
Debt securities available for sale, at fair value	106,315	121,851	124,576	156,459	162,417
Other investments, at cost	23,040	22,117	20,891	23,710	28,899
Loans held for sale	85,263	102,070	105,161	93,539	86,708
Total loans, net of deferred loan fees and costs	2,699,538	2,696,072	2,719,642	2,733,267	2,690,153
Allowance for credit losses - loans	(31,034)	(30,933)	(34,406)	(35,468)	(36,059)
Loans, net	2,668,504	2,665,139	2,685,236	2,697,799	2,654,094
Premises and equipment, net	69,629	69,461	68,568	70,909	70,886
Accrued interest receivable	7,980	8,200	8,429	7,933	8,271
Real estate owned ("REO")	—	45	45	188	143
Deferred income taxes, net	12,494	12,019	15,722	16,901	16,889
Bank owned life insurance ("BOLI")	94,740	94,209	93,679	93,108	93,877
Goodwill	25,638	25,638	25,638	25,638	25,638
Core deposit intangibles, net	135	185	250	343	473
Other assets	54,954	58,900	58,445	57,488	55,763
Total assets	$3,541,785	$3,502,819	$3,481,360	$3,524,723	$3,648,613
Liabilities and stockholders' equity
Liabilities
Deposits	$3,059,157	$2,998,691	$2,987,284	$2,955,541	$2,908,478
Borrowings	30,000	48,000	40,000	115,000	275,000
Other liabilities	57,497	54,382	57,565	57,663	58,683
Total liabilities	3,146,654	3,101,073	3,084,849	3,128,204	3,242,161
Stockholders' equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized (2)	160	163	163	167	167
Additional paid in capital	136,181	147,552	151,425	160,582	162,010
Retained earnings	265,609	258,986	249,331	240,075	248,767
Unearned Employee Stock Ownership Plan ("ESOP") shares	(5,422)	(5,555)	(5,687)	(5,819)	(5,951)
Accumulated other comprehensive income (loss)	(1,397)	600	1,279	1,514	1,459
Total stockholders' equity	395,131	401,746	396,511	396,519	406,452
Total liabilities and stockholders' equity	$3,541,785	$3,502,819	$3,481,360	$3,524,723	$3,648,613
_________________________________
(1)Derived from audited financial statements.
(2)Shares of common stock issued and outstanding were 15,978,262 at March 31, 2022; 16,303,461 at December 31, 2021; 16,307,658 at September 30, 2021; 16,636,483 at June 30, 2021; and 16,655,347 at March 31, 2021.

Consolidated Statements of Income (Unaudited)

	Three Months Ended			Nine Months Ended
(Dollars in thousands)	March 31, 2022	December 31, 2021	March 31, 2021	March 31, 2022	March 31, 2021
Interest and dividend income
Loans	$26,616	$26,929	$27,629	$81,440	$84,564
Commercial paper and interest-bearing deposits	563	468	611	$1,362	2,106
Debt securities available for sale	384	411	496	1,319	1,528
Other investments	632	680	585	1,867	1,729
Total interest and dividend income	28,195	28,488	29,321	85,988	89,927
Interest expense
Deposits	1,151	1,305	1,996	4,028	7,596
Borrowings	4	15	1,632	45	5,007
Total interest expense	1,155	1,320	3,628	4,073	12,603
Net interest income	27,040	27,168	25,693	81,915	77,324
Provision (benefit) for credit losses	(45)	(2,500)	(4,100)	(4,005)	(6,180)
Net interest income after provision (benefit) for credit losses	27,085	29,668	29,793	85,920	83,504
Noninterest income
Service charges and fees on deposit accounts	2,216	2,513	2,194	7,101	6,707
Loan income and fees	752	805	636	2,536	1,679
Gain on sale of loans held for sale	2,969	3,901	4,881	10,927	11,929
BOLI income	492	490	508	1,500	1,551
Operating lease income	1,661	1,718	1,432	4,920	4,107
Other	857	753	1,027	2,496	2,688
Total noninterest income	8,947	10,180	10,678	29,480	28,661
Noninterest expense
Salaries and employee benefits	14,730	14,872	15,784	44,882	46,691
Occupancy expense, net	2,483	2,401	2,456	7,201	7,010
Computer services	2,455	2,369	2,581	7,148	7,108
Telephone, postage, and supplies	686	735	812	2,133	2,345
Marketing and advertising	573	832	319	2,110	971
Deposit insurance premiums	412	302	363	1,280	1,361
REO related expense, net	220	116	84	478	462
Core deposit intangible amortization	50	65	165	208	605
Prepayment penalties on borrowings	—	—	3,656	—	3,656
Other	4,190	4,217	4,286	12,285	12,740
Total noninterest expense	25,799	25,909	30,506	77,725	82,949
Net income before income taxes	10,233	13,939	9,965	37,675	29,216
Income tax expense	2,210	2,861	2,096	8,047	6,133
Net income	$8,023	$11,078	$7,869	$29,628	$23,083

Per Share Data

	Three Months Ended			Nine Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021	March 31, 2022	March 31, 2021
Net income per common share:(1)
Basic	$0.51	$0.70	$0.49	$1.87	$1.42
Diluted	$0.51	$0.68	$0.48	$1.84	$1.40
Average shares outstanding:
Basic	15,523,813	15,632,283	15,979,590	15,666,093	16,139,059
Diluted	15,793,012	15,989,606	16,485,718	15,997,377	16,339,130
Book value per share at end of period	$24.73	$24.64	$24.40	$24.73	$24.40
Tangible book value per share at end of period (2)	$23.12	$23.06	$22.84	$23.13	$22.84
Cash dividends declared per common share	$0.09	$0.09	$0.08	$0.26	$0.23
Total shares outstanding at end of period	15,978,262	16,303,461	16,655,347	15,978,262	16,655,347
_________________________________
(1)Basic and diluted net income per common share have been prepared in accordance with the two-class method.
(2)See Non-GAAP reconciliation tables below for adjustments.

Selected Financial Ratios and Other Data

	Three Months Ended			Nine Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021	March 31, 2022	March 31, 2021
Performance ratios: (1)
Return on assets (ratio of net income to average total assets)	0.92%	1.24%	0.84%	1.12%	0.83%
Return on equity (ratio of net income to average equity)	8.15	11.02	7.78	9.91	7.64
Tax equivalent yield on earning assets(2)	3.54	3.49	3.44	3.54	3.51
Rate paid on interest-bearing liabilities	0.20	0.22	0.54	0.23	0.62
Tax equivalent average interest rate spread (2)	3.34	3.27	2.90	3.31	2.89
Tax equivalent net interest margin(2) (3)	3.39	3.33	3.02	3.38	3.02
Average interest-earning assets to average interest-bearing liabilities	137.72	139.06	127.59	138.24	126.60
Noninterest expense to average total assets	2.97	2.91	3.25	2.94	2.98
Efficiency ratio	71.69	69.37	83.87	69.77	78.26
Efficiency ratio - adjusted (4)	71.06	68.81	73.17	69.19	74.16
_________________________________
(1)Ratios are annualized where appropriate.
(2)The weighted average rate for municipal leases is adjusted for a 24% combined federal and state tax rate since the interest from these leases is tax exempt.
(3)Net interest income divided by average interest-earning assets.
(4)See Non-GAAP reconciliation tables below for adjustments.

	Three Months Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021(1)	March 31, 2021
Asset quality ratios:
Nonperforming assets to total assets(1)	0.16%	0.18%	0.19%	0.36%	0.37%
Nonperforming loans to total loans(1)	0.22	0.23	0.25	0.46	0.49
Total classified assets to total assets	0.61	0.65	0.65	0.76	0.76
Allowance for credit losses to nonperforming loans(1)	534.06	500.70	510.63	281.38	272.64
Allowance for credit losses to total loans	1.15	1.15	1.27	1.30	1.34
Net charge-offs (recoveries) to average loans (annualized)	(0.11)	0.15	(0.04)	(0.04)	(0.03)
Capital ratios:
Equity to total assets at end of period	11.16%	11.47%	11.39%	11.25%	11.14%
Tangible equity to total tangible assets(2)	10.51	10.81	10.73	10.59	10.50
Average equity to average assets	11.32	11.28	11.27	11.06	10.79
_________________________________
(1)Nonperforming assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated. At March 31, 2022, there were $1.8 million of restructured loans included in nonaccruing loans and $2.9 million, or 50.6% of nonaccruing loans were current on their loan payments.
(2)See Non-GAAP reconciliation tables below for adjustments.

Average Balance Sheet Data

	Three Months Ended
(Dollars in thousands)	March 31, 2022			March 31, 2021
	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)

Assets:
Interest-earning assets:
Loans receivable(1)(2)	$2,791,650	$26,936	3.91%	$2,779,094	$27,955	4.08%
Commercial paper and deposits in other banks	342,878	563	0.67	522,256	611	0.47
Debt securities available for sale	111,874	384	1.39	153,871	496	1.31
Other interest-earning assets(3)	22,614	632	11.33	39,184	585	6.05
Total interest-earning assets	3,269,016	28,515	3.54%	3,494,405	29,647	3.44%
Other assets	258,126			258,858
Total assets	$3,527,142			$3,753,263
Liabilities and equity:
Interest-bearing deposits:
Interest-bearing checking accounts	650,072	310	0.19%	637,381	391	0.25%
Money market accounts	1,020,734	340	0.14	907,228	373	0.17
Savings accounts	227,936	40	0.07	212,809	39	0.08
Certificate accounts	441,314	461	0.42	516,221	1,193	0.94
Total interest-bearing deposits	2,340,056	1,151	0.20	2,273,639	1,996	0.36
Borrowings	33,599	4	0.05	465,111	1,632	1.42
Total interest-bearing liabilities	2,373,655	1,155	0.20%	2,738,750	3,628	0.54%
Noninterest-bearing deposits	714,753			553,045
Other liabilities	39,374			56,655
Total liabilities	3,127,782			3,348,450
Stockholders' equity	399,360			404,813
Total liabilities and stockholders' equity	$3,527,142			$3,753,263

Net earning assets	$895,361			$755,655
Average interest-earning assets to
average interest-bearing liabilities	137.72%			127.59%
Tax-equivalent:
Net interest income		$27,360			$26,019
Interest rate spread			3.34%			2.90%
Net interest margin(4)			3.39%			3.02%
Non-tax-equivalent:
Net interest income		$27,040			$25,693
Interest rate spread			3.30%			2.87%
Net interest margin(4)			3.35%			2.98%
_________________________________
(1)The average loans receivable balances include loans held for sale and nonaccruing loans.
(2)Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $320 and $326 for the three months ended March 31, 2022 and 2021, respectively, calculated based on a combined federal and state tax rate of 24%.
(3)The average other interest-earning assets consist of FRB stock, FHLB stock, and SBIC investments.
(4)Net interest income divided by average interest-earning assets.

	Nine Months Ended
(Dollars in thousands)	March 31, 2022			March 31, 2021
	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)

Assets:
Interest-earning assets:
Loans receivable(1)(2)	$2,810,205	$82,377	3.90%	$2,826,886	$85,505	4.03%
Commercial paper and deposits in other banks	311,457	1,362	0.58	454,609	2,106	0.62
Debt securities available for sale	124,053	1,319	1.42	131,332	1,528	1.55
Other interest-earning assets(3)	22,218	1,867	11.19	39,140	1,729	5.88
Total interest-earning assets	3,267,933	86,925	3.54%	3,451,967	90,868	3.51%
Other assets	259,570			256,026
Total assets	$3,527,503			$3,707,993
Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	640,194	1,038	0.22%	593,815	1,142	0.26%
Money market accounts	1,002,542	1,056	0.14	860,170	1,337	0.21
Savings accounts	224,664	120	0.07	206,478	114	0.07
Certificate accounts	447,623	1,814	0.54	594,565	5,003	1.12
Total interest-bearing deposits	2,315,023	4,028	0.23	2,255,028	7,596	0.45
Borrowings	48,894	45	0.12	471,716	5,007	1.41
Total interest-bearing liabilities	2,363,917	4,073	0.23%	2,726,744	12,603	0.62%
Noninterest-bearing deposits	719,872			522,406
Other liabilities	45,443			56,141
Total liabilities	3,129,232			3,305,291
Stockholders' equity	398,271			402,702
Total liabilities and stockholders' equity	$3,527,503			$3,707,993

Net earning assets	$904,016			$725,223
Average interest-earning assets to
average interest-bearing liabilities	138.24%			126.60%
Tax-equivalent:
Net interest income		$82,852			$78,265
Interest rate spread			3.31%			2.89%
Net interest margin(4)			3.38%			3.02%
Non-tax-equivalent:
Net interest income		$81,915			$77,323
Interest rate spread			3.28%			2.85%
Net interest margin(4)			3.34%			2.98%
_________________________________
(1)The average loans receivable balances include loans held for sale and nonaccruing loans.
(2)Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $937 and $942 for the nine months ended March 31, 2022 and 2021, respectively, calculated based on a combined federal and state tax rate of 24%.
(3)The average other interest-earning assets consist of FRB stock, FHLB stock, and SBIC investments.
(4)Net interest income divided by average interest-earning assets.

Loans

(Dollars in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021(1)	March 31, 2021
Commercial loans:
Commercial real estate	$1,102,184	$1,113,330	$1,132,764	$1,142,276	$1,088,178
Construction and development	251,668	226,439	187,900	179,427	162,820
Commercial and industrial	167,342	162,396	153,612	141,341	140,579
Equipment finance	378,629	367,008	341,995	317,920	291,950
Municipal leases	130,260	131,078	142,100	140,421	129,141
PPP loans	2,756	19,044	28,762	46,650	73,090
Total commercial loans	2,032,839	2,019,295	1,987,133	1,968,035	1,885,758
Retail consumer loans
One-to-four family	347,945	356,850	384,901	406,549	430,001
HELOCs - originated	128,445	128,189	129,791	130,225	131,867
HELOCs - purchased	26,911	30,795	33,943	38,976	46,086
Construction and land/lots	72,735	69,253	69,835	66,027	68,118
Indirect auto finance	83,903	84,581	106,184	115,093	119,656
Consumer	6,760	7,109	7,855	8,362	8,667
Total retail consumer loans	666,699	676,777	732,509	765,232	804,395
Total loans, net of deferred loan fees and costs	2,699,538	2,696,072	2,719,642	2,733,267	2,690,153
Allowance for credit losses - loans	(31,034)	(30,933)	(34,406)	(35,468)	(36,059)
Loans, net	$2,668,504	$2,665,139	$2,685,236	$2,697,799	$2,654,094

Deposits

(Dollars in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021(1)	March 31, 2021
Core deposits:
Noninterest-bearing accounts	$704,344	$677,159	$711,764	$636,414	$528,711
NOW accounts	652,577	644,343	621,675	644,958	727,240
Money market accounts	1,026,595	1,010,901	987,650	975,001	927,519
Savings accounts	232,831	224,474	220,614	226,391	221,537
Total core deposits	2,616,347	2,556,877	2,541,703	2,482,764	2,405,007
Certificates of deposit	442,810	441,814	445,581	472,777	503,471
Total deposits	$3,059,157	$2,998,691	$2,987,284	$2,955,541	$2,908,478

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio; tangible book value; tangible book value per share; tangible equity to tangible assets ratio; and the ratio of the allowance for credit losses to total loans excluding PPP loans. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provide an alternative view of its performance over time and in comparison to its competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Set forth below is a reconciliation to GAAP of the Company's efficiency ratio:

	Three Months Ended			Nine Months Ended
(Dollars in thousands)	March 31, 2022	December 31, 2021	March 31, 2021	March 31, 2022	March 31, 2021
Noninterest expense	$25,799	$25,909	$30,506	$77,725	$82,949
Less: prepayment penalties on borrowings	—	—	3,656	—	3,656
Noninterest expense	$25,799	$25,909	$26,850	$77,725	$79,293

Net interest income	$27,040	$27,168	$25,693	$81,915	$77,324
Plus: noninterest income	8,947	10,180	10,678	29,480	28,661
Plus: tax equivalent adjustment	320	307	326	937	942
Net interest income plus noninterest income – adjusted	$36,307	$37,655	$36,697	$112,332	$106,927
Efficiency ratio	71.69%	69.37%	83.87%	69.77%	78.26%
Efficiency ratio - adjusted	71.06%	68.81%	73.17%	69.19%	74.16%

Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

(Dollars in thousands, except per share data)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021(1)	March 31, 2021
Total stockholders' equity	$395,131	$401,746	$396,511	$396,519	$406,452
Less: goodwill, core deposit intangibles, net of taxes	25,742	25,780	25,830	25,902	26,002
Tangible book value	$369,389	$375,966	$370,681	$370,617	$380,450
Common shares outstanding	15,978,262	16,303,461	16,307,658	16,636,483	16,655,347
Tangible book value per share	$23.12	$23.06	$22.73	$22.28	$22.84
Book value per share	$24.73	$24.64	$24.31	$23.83	$24.40

Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

(Dollars in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021(1)	March 31, 2021
Tangible equity(1)	$369,389	$375,966	$370,681	$370,617	$380,450
Total assets	3,541,785	3,502,819	3,481,360	3,524,723	3,648,613
Less: goodwill, core deposit intangibles, net of taxes	25,742	25,780	25,830	25,902	26,002
Total tangible assets	$3,516,043	$3,477,039	$3,455,530	$3,498,821	$3,622,611
Tangible equity to tangible assets	10.51%	10.81%	10.73%	10.59%	10.50%
_________________________________
(1)Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.